Exhibit 10.5

RESTRICTED STOCK UNITS AGREEMENT

UNDER THE MEAD JOHNSON NUTRITION COMPANY

2009 STOCK AWARD AND INCENTIVE PLAN

MEAD JOHNSON NUTRITION COMPANY, a Delaware corporation (the “Company”), has granted to you the Restricted Stock Units (“RSUs”) specified in the summary of your grant that is found on the Smith Barney website (the “Grant Summary”). The Grant Summary is incorporated into this Restricted Stock Units Agreement (the “Agreement”) and deemed to be a part hereof. The RSUs have been granted to you under Section 6(e) of the Mead Johnson Nutrition Company 2009 Stock Award and Incentive Plan (the “Plan”), on the terms and conditions specified in the Grant Summary and this Agreement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the Plan.

1. RESTRICTED STOCK UNITS AWARD

The Compensation Committee of the Board of Directors of Mead Johnson Nutrition Company (the “Committee”) has granted to you on the Award Date specified in the Grant Summary an Award of RSUs, as designated herein, subject to the terms, conditions, and restrictions set forth in this Agreement and the Plan. Each RSU shall represent the conditional right to receive, upon settlement of the RSU, one share of Mead Johnson Nutrition Company common stock (“Common Stock”) (subject to any tax withholding as described in Section 4). RSUs include the right to receive Dividend Equivalents as specified in Section 5. The purpose of such Award is to motivate and retain you as an employee of the Company or an Affiliate or Subsidiary, to encourage you to continue to give your best efforts for the Company’s future success, and to increase your proprietary interest in the Company. Except as may be required by law, you are not required to make any payment (other than payments for taxes pursuant to Section 4 hereof) or provide any consideration other than the rendering of future services to the Company or an Affiliate or Subsidiary.

2. RESTRICTIONS, FORFEITURES, AND SETTLEMENT

Except as otherwise provided in this Section 2, RSUs shall be subject to the restrictions and conditions set forth herein during the Restricted Period (as defined in Section 3(c) below). Vesting of the RSUs is conditioned upon you remaining continuously employed by the Company or an Affiliate or Subsidiary following the Award Date until the relevant vesting date, subject to the provisions of this Section 2. Assuming satisfaction of such employment conditions, the RSUs will become vested and nonforfeitable as follows: [insert appropriate vesting schedule applicable to award]. In the event you attain age 65 while still an employee of the Company or an Affiliate or Subsidiary, all unvested RSUs held by you at least one year from the Award Date will become vested and non-forfeitable, and thereafter, so long as you remain an employee of the Company or an Affiliate or Subsidiary after attaining age 65, all other RSUs will become 100% vested one year from the Award Date.

(a) Nontransferability. During the Restricted Period and any further period prior to settlement of your RSUs, you may not sell, transfer, pledge or assign any of the RSUs or your rights relating thereto.

(b) Certain Definitions. For purposes of this Award, the following terms shall have the meanings specified:

(i)	Cause.

(A)	“Cause” means, with respect to a Termination of Employment which occurs other than during the Protected Period:

(I)	Failure or refusal by you to substantially perform your duties with the Company or a Participating Employer (except where the failure results from incapacity due to Disability); or

(II)	Severe misconduct or activity deemed detrimental to the interests of the Company or a Subsidiary or Affiliate. This may include, but is not limited to, the following: acts involving dishonesty, violation of the Company’s or a Subsidiary’s or and Affiliate’s written policies (such as those related to alcohol or drugs, etc.), violation of safety rules, disorderly conduct, discrimination and/or discriminatory harassment, unauthorized disclosure of the Company’s or a Subsidiaries or an Affiliate’s confidential information, or the entry of a plea of nolo contendere to, or the conviction of, a crime.

(B)	“Cause” means, with respect to a Termination of Employment which occurs during the Protected Period:

(I)	Your willful and continued failure to substantially perform your duties with the Company or its Subsidiaries or Affiliates (except where the failure results from incapacity due to Disability) for a period of 30 consecutive days after a written demand for substantial performance is delivered to you by the Committee, which demand specifically identifies the manner in which the Committee believes that you have not substantially performed your duties;

(II)	Willful engaging by you in conduct which is demonstrably and materially injurious to the Company or its Subsidiaries or Affiliates, monetarily or otherwise; or

(III)	You are convicted of, or have entered a plea of nolo contendere to, a felony.

For purposes of paragraphs (I) and (II) next above, no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that you act, or failure to act, was in the best interest of the Company.

“Cause” will be interpreted by the Committee in its sole discretion and such interpretation will be conclusive and binding on all parties.

(ii)	Change in Control. “Change in Control” has the meaning of that term as set forth in the Mead Johnson & Company, LLC Executive Change in Control Severance Plan as of the Effective Date of this Agreement.

(iii)	Good Reason.

(A)	“Good Reason “ means, with respect to a Termination of Employment which occurs other than during the Protected Period, the occurrence of any one or more of the following events which occur without your written consent:

(I)	A material reduction in your base salary;

(II)	A reduction in grade level, resulting in a material diminution of your authority, duties, or responsibilities; or

(III)	A change in the principal location of your job or office, such that you will be based at a location that is 50 miles or more further (determined in accordance with the Company’s relocation policy) from your principal job or office location immediately prior to the proposed change in your job or office.

For a termination to qualify as a termination for Good Reason under this provision, you must notify the Company in writing of termination for Good Reason, specifying the event constituting Good Reason, within 10 business days after the occurrence of the event that you believe constitutes Good Reason. Failure for any reason to give written notice of termination for Good Reason in accordance with the foregoing will be deemed a waiver of the right to voluntarily terminate employment for that Good Reason event. The Company will have a period of 30 days after receipt of your notice in which to cure the Good Reason. If the Good Reason is cured within this period, you will not be entitled to terminate employment for Good Reason. If the Company waives its right to cure or does not, within the 30 day period, cure the Good Reason, you will be entitled to terminate employment for Good Reason and the actual termination date will be determined in the sole discretion of the Company, but in no event will it be later than 30 calendar days from the date the Company waives its right to cure or the end of the 30-day period in which to cure the Good Reason, whichever is earlier.

(B)	“Good Reason “ means, with respect to a Termination of Employment which occurs during the Protected Period, the occurrence of any one or more of the following events which occur without your written consent:

(I)	the assignment to you of any duties materially inconsistent with your status as an officer of the Company (e.g., no longer reporting to the CEO) or a substantial adverse alteration in the nature or status of your authorities, duties or responsibilities from those in effect immediately prior to the Change in Control (e.g., reduction in signing authority);

(II)	a material adverse change in your reporting relationships;

(III)	a material reduction by the Company, its Subsidiaries or its Affiliates in your base salary or bonus from the levels in effect immediately prior to a Change in Control or as the same may be increased from time to time after a Change in Control;

(IV)	the relocation of your principal place of employment to a location more than 50 miles from the location of such place of employment immediately prior to a Change in Control, except for required travel on the Company’s business to an extent substantially consistent with your business travel obligations prior to the Change in Control or, if you have consented to a relocation, the failure by the Company to provide you with all of the benefits of the Company’s relocation policy as in operation immediately prior to a Change in Control;

(V)	the failure of the Company to pay you any material amount or portion of your compensation or to pay you any portion of an installment of deferred compensation under any deferred compensation program of the Company within seven days of the date on which such compensation was due; or

(VI)

the failure by the Company to continue in effect any compensation or benefit plan which is material to your compensation and in which you participated immediately prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amounts of benefits provided and the level of your participation relative to other participants, as existed at the time of the Change in Control.

For a termination to qualify as a termination for Good Reason under this provision, you must notify the Company in writing of termination for Good Reason, specifying the event constituting Good Reason, within 90 days after you first become aware of the event that you believe constitutes Good Reason. Failure for any reason to give written notice of termination of employment for Good Reason in accordance with the foregoing will be deemed a waiver of the right to terminate your employment for that Good Reason event. The Company will have a period of 30 days after receipt of your notice in which to cure the Good Reason. If the Good Reason is cured within this period, you will not be entitled to terminate your employment for Good Reason. If the Company waives its right to cure or does not, within the 30 day period, cure the Good Reason, you may terminate your employment for Good Reason within 30 days following the earlier of the date on which the Company waives its right to cure or the end of the cure period. If you do not terminate your employment within such 30 day period, you will waive your right to terminate your employment for that Good Reason event.

(iv)	Protected Period. The “Protected Period” is the two year period following a Change in Control.

(v)	Termination of Employment. For purposes of this Agreement, “Termination of Employment” includes any event if immediately thereafter you are no longer an employee of the Company or any Affiliate or Subsidiary. Such an event could include the disposition of an Affiliate or Subsidiary or business unit by the Company or an Affiliate or Subsidiary. References in Section 2 of this Agreement to employment by the Company include employment by an Affiliate or Subsidiary. The following events shall not be deemed a Termination of Employment:

(A)	A transfer of you from the Company to a Subsidiary or Affiliate, or vice versa, or from one Subsidiary or Affiliate to another;

(B)	A leave of absence, duly authorized in writing by the Company, for military service or sickness or for any other purpose approved by the Company if the period of such leave does not exceed ninety (90) days, and

(C)	A leave of absence in excess of ninety (90) days, duly authorized in writing, by the Company, provided your right to reemployment is guaranteed either by a statute or by contract.

However, your failure to return to active service with the Company or an Affiliate or Subsidiary at the end of an approved leave of absence shall be deemed a Termination of Employment. During a leave of absence as defined in (ii) or (iii), although you will be considered to have been continuously employed by the Company or an Affiliate or Subsidiary and not to have incurred a Termination of Employment under this Section 2, the Committee may specify such leave period shall not be counted in determining the period of employment for purposes of the vesting of the RSUs. In such case, the vesting dates for unvested RSUs shall be extended by the length of any such leave of absence.

(c) Time of Settlement. RSUs shall be settled promptly upon expiration of the Restricted Period without forfeiture of the RSUs (i.e., upon vesting) by delivery of one share of Common Stock for each RSU being settled. Settlement of RSUs which directly or indirectly result from non-cash Dividend Equivalents on RSUs or adjustments to RSUs shall occur at the time of settlement of the granted RSU. Until shares are delivered to you in settlement of RSUs, you shall have none of the rights of a stockholder of the Company with respect to the shares issuable in settlement of the RSUs, including the right to vote the shares or receive actual dividends or other distributions on the underlying shares of Common Stock. (You are entitled to Dividend Equivalents, however.) Shares of stock issuable in settlement of RSUs shall be delivered to you upon settlement in certificated form or in such other manner as the Company may reasonably determine.

(d) Retirement and Death. In the event of your Retirement or your death while employed by the Company prior to the end of the Restricted Period, you, or your estate, shall be deemed vested and entitled to settlement of (i.e., the Restricted Period shall expire with respect to) a proportionate number of the total number of RSUs granted (taking into account RSUs previously vested), provided that you have been continuously employed by the Company for at least one year following the Award Date and your employment has not been terminated by the Company for misconduct or other conduct deemed detrimental to the interests of the Company. The formula for determining the proportionate number of your RSUs to become vested and non-forfeitable upon your Retirement or death is available by request from the Office of the Corporate Secretary at 2701 Patriot Blvd., Glenview, IL 60026. In the event of your death prior to the delivery of shares in settlement of RSUs (not previously forfeited), shares in settlement of your RSUs shall be delivered to your estate upon presentation to the Committee of letters testamentary or other documentation satisfactory to the Committee, and your estate shall succeed to any other rights provided hereunder in the event of your death.

(e) Disability. In the event you become Disabled (as that term is defined below), for the period during which you continue to be deemed to be employed by the Company or an Affiliate or Subsidiary (i.e., the period during which you receive Disability benefits), you will not be deemed to have terminated employment for purposes of the RSUs. Upon the termination of your receipt of Disability benefits, (i) you will not be deemed to have incurred a Termination of Employment if you return to employment status, and (ii) if you do not return to employment status, you will be deemed to have incurred a Termination of Employment at the date of cessation of payments to you under all disability pay plans of the Company, Affiliates and Subsidiaries, with such Termination of Employment treated for purposes of the RSUs as a Retirement, death, or voluntary Termination of Employment based on your circumstances at the time of such termination. For purposes of this Agreement, “Disability” or “Disabled” shall mean qualifying for and receiving payments under a disability plan of the Company or any Affiliate or Subsidiary either in the United States or in a jurisdiction outside of the United States, and in jurisdictions outside of the United States shall also include qualifying for and receiving payments under a mandatory or universal disability plan or program managed or maintained by the government.

(f) Other Terminations. If, prior to the end of the Restricted Period and other than during the Protected Period, you have a Termination of Employment by the Company or an Affiliate or Subsidiary for reasons other than for Cause or if you have a Termination of Employment for Good Reason, then, as of your termination date, you shall be deemed vested and entitled to settlement of (i.e., the Restricted Period shall expire) a proportionate number of the total number of RSUs granted pursuant to this Award (taking into account RSUs previously vested). The formula for determining the proportionate number of your RSUs to become vested and non-forfeitable upon your Termination of Employment in accordance with the preceding sentence is available by request from the Office of the Corporate Secretary at 2701 Patriot Blvd., Glenview, IL 60026. If, prior to the end of the Restricted Period and during the Protected Period, you have a Termination of Employment by the Company or an Affiliates or Subsidiary for reasons other than for Cause or if you have a Termination of Employment for Good Reason, then, as of your termination date, you shall be deemed vested and entitled to settlement of (i.e., the Restricted Period shall expire) all of the RSUs granted pursuant to this Award (to the extent not previously vested). If, in connection with the Change in Control, the RSUs would be cancelled or otherwise cease to be outstanding as the result of the Change in Control, the foregoing provisions shall apply as of the date of the Change in Control without regard to whether you terminate employment in connection with the Change in Control.

(g) Other Terms.

(i)	In the event that you fail promptly to pay or make satisfactory arrangements as to the withholding taxes as provided in Section 4, all RSUs then subject to restriction shall be forfeited by you and shall be deemed to be reacquired by the Company.

(ii)	You may, at any time prior to the expiration of the Restricted Period, waive all rights with respect to all or some of the RSUs by delivering to the Company a written notice of such waiver.

(iii)	Except as otherwise provided in this Section 2, upon any Termination of Employment, you shall forfeit any RSUs as to which the Restricted Period has not expired at or before such termination. Other provisions of this Agreement notwithstanding, in no event will an RSU that has been forfeited thereafter vest or be settled.

(h) Section 409A. To the extent that any RSUs granted under this Agreement are subject to section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), nothing in Section 2(f) shall cause an acceleration of payment or a further deferral of payment in violation of section 409A or cause a violation of the rules relating to Specified Employees (as described in the Plan).

3. FORFEITURE IN THE EVENT OF COMPETITION AND/OR SOLICITATION OR OTHER DETRIMENTAL ACTS

You acknowledge that your continued employment with the Company and the grant of RSUs is sufficient consideration for this Agreement, including, without limitation, the restrictions imposed upon you by this Section 3.

(a) By accepting the RSUs, you expressly agree and covenant that during the Restricted Period and the Non-Competition and Non-Solicitation Period (as defined below), you shall not, without the prior consent of the Company, directly or indirectly:

(i) own or have any financial interest in a Competitive Business (as defined below), except that nothing in this clause shall prevent you from owning one percent or less of the outstanding securities of any entity whose securities are traded on a U.S. national securities exchange (including NASDAQ) or an equivalent foreign exchange;

(ii) be actively connected with a Competitive Business by managing, operating, controlling, being an employee or consultant of (or accepting an offer to be an employee or consultant) or otherwise advising or assisting a Competitive Business in such a way that such connection might result in an increase in value or worth of any product, technology or service, that competes with any product, technology or service upon which you worked or about which you became familiar as a result of your employment with the Company or an Affiliate Subsidiary. You may, however, be actively connected with a Competitive Business after your employment with the Company or an Affiliate or Subsidiary terminates for any reason, so long as your connection to the business does not involve any product, technology or service that competes with any product, technology or service upon which you worked or about which you became familiar as a result of your employment with the Company or an Affiliate or Subsidiary and the Company is provided written assurance of this fact from the Competing Company prior to your beginning such connection;

(iii) take any action that might divert any opportunity from the Company or any Affiliate or Subsidiary, or any of their respective successors or assigns (the “Related Parties”) that is within the scope of the present or future operations or business of any Related Parties;

(iv) employ, solicit for employment, advise or recommend to any other person that they employ or solicit for employment or form an association with any person who is employed by the Company or an Affiliate or Subsidiary or who has been employed by the Company or an Affiliate or Subsidiary within one year of the date your employment with the Company or an Affiliate or Subsidiary ceased for any reason whatsoever;

(v) contact, call upon or solicit any customer of the Company or an Affiliate or Subsidiary, or attempt to divert or take away from the Company or an Affiliate or Subsidiary the business of any of its customers;

(vi) contact, call upon or solicit any prospective customer of the Company or an Affiliate or Subsidiary that you became aware of or were introduced to in the course of your duties for the Company or an Affiliate or Subsidiary, or otherwise divert or take away from the Company or an Affiliate or Subsidiary the business of any prospective customer of the Company or an Affiliate or Subsidiary; or

(vii) engage in any activity that is harmful to the interests of the Company or an Affiliate or Subsidiary, including, without limitation, any conduct during the term of your employment that violates the Company’s Code of Conduct, securities trading policy and other policies.

(b) Forfeiture. If the Committee determines that you have violated any provisions of Section 3(a) above during the Restricted Period or the Non-Competition and Non-Solicitation Period, then you agree and covenant that:

(i) any unvested portion of the RSUs shall be immediately rescinded;

(ii) you shall automatically forfeit any rights you may have with respect to the RSUs as of the date of such determination; and

(iii) if any part of the RSUs vests within the 12-month period immediately preceding a violation of Section 3(a) above (or following the date of any such violation), upon the Company’s demand, you shall immediately deliver to it a certificate or certificates for shares of the Company’s Common Stock that you acquired upon settlement of such RSUs (or an equivalent number of other shares).

(c) Definitions. For purposes of this Section, the following definitions shall apply:

(i) The Company, Affiliates and Subsidiaries directly advertise and solicit business from customers wherever they may be found and their business is thus worldwide in scope. Therefore, “Competitive Business” means any person or entity that engages in any business activity that competes with the Company’s, Affiliate’s or Subsidiary’s business in any way, in any geographic area in which the Company, Affiliate or Subsidiary engages in business, including, without limitation, any state in the United States in which the Company, Affiliate or Subsidiary sells or offers to sell its products from time to time.

(ii) “Non-Competition and Non-Solicitation Period” means the period during which you are employed by the Company or an Affiliate or Subsidiary and twelve months following the date that you cease to be employed by the Company or an Affiliate or Subsidiary for any reason whatsoever.

(iii) “Restricted Period” means, with respect to each RSU, the period from the Award Date until the date such RSU becomes vested and non-forfeitable.

(d) Severability. You acknowledge and agree that the period, scope and geographic areas of restriction imposed upon you by the provisions of this Section 3 are fair and reasonable and are reasonably required for the protection of the Company, Affiliates and Subsidiaries. In the event that all or any part of this Section 3 is held to be unenforceable or invalid, the remaining parts of this Section 3 and this Agreement shall nevertheless continue to be valid and enforceable as though the invalid portions were not a part of this Agreement. If any one of the provisions in this Section 3 is held to be excessively broad as to period, scope and geographic area, any such provision shall be construed by limiting it to the extent necessary to be enforceable under applicable law.

(e) Additional Remedies. You acknowledge that breach by you of this Agreement would cause irreparable harm to the Company, Affiliates and Subsidiaries, and that in the event of such breach, the Company shall have, in addition to monetary damages and other remedies at law, the right to an injunction, specific performance and other equitable relief to prevent violations of your obligations hereunder.

4. TAXES

At such time as the Company is required to withhold taxes with respect to the RSUs, or at an earlier date as determined by the Company, you shall make remittance to the Company of an amount sufficient to cover such taxes or make such other arrangement regarding payments of such taxes as are satisfactory to the Committee. The Company, Subsidiaries and Affiliates shall, to the extent permitted by law, have the right to deduct such amount from any payment of any kind otherwise due to you, including by means of mandatory withholding of shares deliverable in settlement of your RSUs to satisfy the mandatory tax withholding requirements. Prior to settlement of the RSUs, the Dividend Equivalents payable to you will be compensation (wages) for tax purposes and will be included on your W-2 form. The Company will be required to withhold applicable taxes on such Dividend Equivalents. The Company may deduct such taxes either from the gross Dividend Equivalents payable on such RSUs or from any other cash payments to be made to you or on your behalf or may require you to make prompt remittance to the Company of such tax amounts. Any cash payment to you under Section 5 of the Agreement will be included in your W-2 form as compensation and subject to applicable tax withholding.

5. DIVIDEND EQUIVALENTS AND ADJUSTMENTS

(a) Dividend Equivalents shall be paid or credited on RSUs (other than RSUs that, at the relevant record date, previously have been settled or forfeited) as follows, except that the Committee may specify an alternative treatment from that specified in (i), (ii), or (iii) below for any dividend or distribution:

(i) Cash Dividends. If the Company declares and pays a dividend or distribution on Common Stock in the form of cash, then a cash amount shall be paid to you as of the payment date for such dividend or distribution equal to the number of RSUs credited to you as of the record date for such dividend or distribution multiplied by the amount of cash actually paid as a dividend or distribution on each outstanding share of Common Stock at such payment date.

(ii) Non-Share Dividends. If the Company declares and pays a dividend or distribution on Common Stock in the form of property other than shares, then a number of additional RSUs shall be credited to you as of the payment date for such dividend or distribution equal to the number of RSUs credited to you as of the record date for such dividend or distribution multiplied by the Fair Market Value of such property actually paid as a dividend or distribution on each outstanding share of Common Stock at such payment date, divided by the Fair Market Value of a share at such payment date.

(iii) Common Stock Dividends and Splits. If the Company declares and pays a dividend or distribution on Common Stock in the form of additional shares, or there occurs a forward split of Common Stock, then a number of additional RSUs shall be credited to you as of the payment date for such dividend or distribution or forward split equal to the number of RSUs credited to you as of the record date for such dividend or distribution or split multiplied by the number of additional shares actually paid as a dividend or distribution or issued in such split in respect of each outstanding share of Common Stock.

(b) The number of your RSUs and other related terms shall be appropriately adjusted, in order to prevent dilution or enlargement of your rights with respect to RSUs, to reflect any changes in the outstanding shares of Common Stock resulting from any event referred to in Section 11(c) of the Plan or any other “equity restructuring” as defined in FAS 123R, taking into account any RSUs credited to you in connection with such event under Section 5(a).

6. EFFECT ON OTHER BENEFITS

In no event shall the value, at any time, of the RSUs or any other payment under this Agreement be included as compensation or earnings for purposes of any other compensation, retirement, or benefit plan offered to employees of the Company or any Affiliate or Subsidiary unless otherwise specifically provided for in such plan.

7. RIGHT TO CONTINUED EMPLOYMENT

Nothing in the Plan or this Agreement shall confer on you any right to continue in the employ of the Company or any Affiliate or subsidiary or any specific position or level of employment with the Company or any Affiliate or Subsidiary or affect in any way the right of the Company or any Affiliate or Subsidiary to terminate your employment without prior notice at any time for any reason or no reason.

8. ADMINISTRATION; UNFUNDED OBLIGATIONS

The Committee shall have full authority and discretion, subject only to the express terms of the Plan, to decide all matters relating to the administration and interpretation of the Plan and this Agreement, and all such Committee determinations shall be final, conclusive, and binding upon the Company, you, and all interested parties. Any provision for distribution in settlement of your RSUs and other obligations hereunder shall be by means of bookkeeping entries on the books of the Company and shall not create in you or any beneficiary any right to, or claim against, any specific assets of the Company, nor result in the creation of any trust or escrow account for you or any beneficiary. You and any of your beneficiaries entitled to any settlement or distribution hereunder shall be a general creditor of the Company.

9. AMENDMENT

This Agreement shall be subject to the terms of the Plan, as amended from time to time, except that the Award which is the subject of this Agreement may not be materially adversely affected by any amendment or termination of the Plan approved after the Award Date without your written consent.

10. SEVERABILITY AND VALIDITY

The various provisions of this Agreement are severable, and any determination of invalidity or unenforceability of any one provision shall have no effect on the remaining provisions.

11. GOVERNING LAW

This Agreement shall be governed by the substantive laws (but not the choice of law rules) of the State of Delaware.

12. SUCCESSORS

This Agreement shall be binding upon and inure to the benefit of the successors, assigns, and heirs of the respective parties.

13. DATA PRIVACY

By entering into this agreement, you (i) authorize the Company, and any agent of the Company administering the Plan or providing Plan recordkeeping services, to disclose to the Company or any Affiliate or Subsidiary such information and data as the Company or any such Affiliates or Subsidiary shall request in order to facilitate the grant of RSUs and the administration of the Plan; (ii) waive any data privacy rights you may have with respect to such information; and (iii) authorize the Company to store and transmit such information in electronic form.

14. ENTIRE AGREEMENT AND NO ORAL MODIFICATION OR WAIVER

This Agreement contains the entire understanding of the parties. This Agreement shall not be modified or amended except in writing duly signed by the parties, except that the Company may adopt a modification or amendment to the Agreement that is not materially adverse to you in writing signed only by the Company. Any waiver of any right or failure to perform under this Agreement shall be in writing signed by the party granting the waiver and shall not be deemed a waiver of any subsequent failure to perform.

Mead Johnson Nutrition Company

By
Senior Vice President, General Counsel and Secretary

I have read this Agreement in its entirety. I understand that this Award has been granted to provide a means for me to acquire and/or expand an ownership position in Mead Johnson Nutrition Company, and it is expected that I will retain the stock I receive upon the vesting of this Award consistent with the Company’s share retention guidelines. I acknowledge and agree that sales of shares will be subject to the Company’s policy regulating trading by employees. In accepting this Award, I hereby agree that Smith Barney, or such other vendor as the Company may choose to administer the Plan, may provide the Company with any and all account information necessary to monitor my compliance with the Company’s Share Retention Policy and other applicable policies.

I hereby agree to all the terms, restrictions and conditions set forth in the Agreement.